July 30, 1997

The Shareholders and Board of Directors
   American Express Company

We are aware of the incorporation by reference in the Registration Statement on Form S-3 and related Prospectus of American Express Company (the "Company"), for the registration of 1,000,000 shares of its common stock, of our report dated May 15, 1997 relating to the unaudited consolidated interim financial statements of the Company which are included in its Form 10-Q for the quarter ended March 31, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the Registration Statement prepared or certified by accounts within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s/Ernst & Young LLP
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Ernst & Young LLP
New York, New York